UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   March 12, 2010

BUSINESS MARKETING SERVICES, INC.
(Exact Name of Registrant As Specified In Charter)

DELAWARE	333-152017	80-0154787
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

1 Broadway, 10th Floor
Cambridge, MA 02142
(Address of Principal Executive Offices)

(617) 806-6869
  (Issuer Telephone Number)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On March 12, 2010 (the “Closing Date”), Business Marketing Services, Inc., a Delaware corporation (the “Company”), acquired source code and other software assets of gTrade, a company organized under the laws of Australia (“gTrade”) from the Emil Koutanov, Guy Havenstein,  and Tony Fle-Danijelovich (the “Sellers”) pursuant to the Asset Transfer Agreement (the “Asset Transfer Agreement”) between the Company and the Sellers.  On the Closing Date, pursuant to the terms of the Asset Transfer Agreement, the Company delivered a promissory note in the principal amount of $300,000 (the “Note”), with a maturity date of May 31, 2010.  The Note must be paid, at the Company’s option, in cash or by delivery of the number of shares of Company’s common stock based on the daily average closing price of the Company’s common stock from the Closing Date until the date of issuance of the stock.  The Company intends to use the acquired source code to develop new marketing services for businesses.

Item 2.03       Creation of a Direct Financial Obligation.

On the Closing Date, the Company, acquired source code and other software assets from gTrade and the Sellers pursuant to the Asset Transfer Agreement between the Company, gTrade and the Sellers.  On the Closing Date, pursuant to the terms of the Asset Transfer Agreement, the Company delivered the Note.  The Note must be paid, at the Company’s option, in cash or by delivery of the number of shares of Company’s common stock based on the daily average closing price of the Company’s common stock from the Closing Date until the date of issuance of the stock.  The Note is secured by a pledge of 300,000 shares from Mr. Hans Pandeya, the Company’s Director, Chief Officer and majority shareholder, as evidenced by the Pledge of Shares Agreement between Hans Pandeya and the Sellers.

Item 9.01   Financial Statements and Exhibits

Exhibit 10.2	– Asset Transfer Agreement dated March 12, 2010 between the Company, Emil Koutanov, Guy Havenstein, and Tony Fle-Danijelovich.

Exhibit 10.3	– Promissory Note from the Company to Emil Koutanov, Guy Havenstein and Tony Fle-Danijelovich in the principal amount of $300,000 dated March 12, 2010.

Exhibit 10.4	– Pledge Agreement dated March 12, 2010 between Hans Pandeya, Emil Koutanov, Guy Havenstein, and Tony Fle-Danijelovich.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS MARKETING SERVICES, INC.

By:	/s/ Hans Pandeya
HANS PANDEYA President

 Dated: March 17, 2010